Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Moneyline Sports Inc. on Form S-1 of our report dated August 28, 2024, with respect to our audits of the financial statements of Moneyline Sports Inc. as of December 31, 2023, and for the year ended December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

Sincerely,

Chartered Professional Accountants

Licensed Public Accountants